Exhibit 3.1

                                   BICO, INC.

                            ARTICLES OF INCORPORATION
                    AS AMENDED AND RESTATED IN THEIR ENTIRETY

                          COMMONWEALTH OF PENNSYLVANIA
                               DEPARTMENT OF STATE
                               CORPORATION BUREAU


     In compliance with the requirements of Section 1911 of the Business Corporation Law of 1988, and incident to the filing of the Articles of Merger and Agreement and Joint Plan of Merger, BICO, Inc. hereby amends and restates its Articles of Incorporation in their entirety so that the same read as follows:

          1.   The name of the corporation is: BICO, Inc.

          2. The location and post office address of the registered office of the corporation in this Commonwealth is: Suite 1210, 1515 Market Street, Philadelphia, Philadelphia County, Pennsylvania 19102.

          3.   The name of the Commercial Registered Office Provider is:

                            c/o CT Corporation System

          4. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

                    The corporation shall have unlimited power to engage in and do any and all lawful business for which a corporation may be incorporated under the Business Corporation Law of 1988, including without limitation, the power to engage in manufacturing of any nature whatsoever.

          5. The term for which the corporation is to exist is: Perpetual.

          6. The Aggregate number of shares which the corporation shall have authority to issue shall be 250,000,000,000 shares of common stock having a par value of $0.0001 per share and 150,000,000 shares of preferred stock having a par value of $0.0001 per share. The Board of Directors of the corporation has full right and authority to divide such shares, at any time and from time to time, into one or more classes or series, or both, as the Board may designate, and to determine for any such class or series its voting rights, designations, preferences and privileges, including, without limitation, conversion rights.

          7. The shareholders of the corporation shall not be entitled to cumulative voting rights with respect to the election of directors.